Exhibit 10.2

DIRECTOR DESIGNATION AGREEMENT

This Director Designation Agreement (this “Agreement”) is made as of November 1, 2018, by and among OneSpaWorld Holdings Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Dory Parent”), Haymaker Acquisition Corp., a Delaware corporation (“HYAC”), Steiner Leisure Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (the “Steiner Leisure”) and each other Person that becomes party to this Agreement after the date hereof in accordance with the terms hereof. All of the capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, Dory Parent, HYAC, Steiner Leisure, Steiner U.S. Holdings, Inc., a Florida corporation, Nemo (UK) Holdco, Ltd., a limited company formed under the laws of England and Wales, Steiner UK Limited, a limited company formed under the laws of England and Wales, and Steiner Management Services LLC, a Florida limited liability company, and certain other Persons party thereto have entered into that certain Business Combination Agreement dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) whereby, among other things, through a series of combination transactions, HYAC and the Group Companies will, directly or indirectly, be acquired by Dory Parent on the terms and subject to the conditions contained therein; and

WHEREAS, the parties hereto desire to enter into this Agreement to set forth certain covenants and agreements with respect to the board of directors of Dory Parent (the “Dory Parent Board”) and certain other governance matters with respect to Dory Parent, in each case, on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Steiner Directors.

(a) At and prior to the Closing, each of Dory Parent and HYAC shall take all necessary and desirable actions such that, immediately following the Closing, (i) Marc Magliacano shall serve as a Class B director of the Dory Parent Board (the “Initial Steiner Designee”), and (ii) the Initial Steiner Designee shall serve as a member of the compensation committee of the Dory Parent Board (the “Compensation Committee”).

(b) Upon the terms and subject to the conditions of this Agreement, from and after the Closing, Dory Parent will take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Dory Parent Board and the stockholders and recommending, supporting and soliciting proxies), such that, for so long as the Steiner Holders, in the aggregate, beneficially own 5.00% or more of the issued and outstanding Dory Parent Common Shares, Steiner

Leisure shall have the right, but not the obligation, to designate one individual to be appointed or nominated, as the case may be, as a Class B director of the Dory Parent Board or, if the Dory Parent Board does not contain classes, as a director of the Dory Parent Board.

(c) If a vacancy on the Dory Parent Board occurs because of the death, disability, disqualification, resignation, or removal of any Steiner Director or any Steiner Director ceases to be on the Dory Parent Board for any other reason, Steiner Leisure shall, so long as Steiner Leisure is entitled to designate an individual to such director position for appointment or nomination, as applicable, pursuant to Section 1(b), be entitled to designate an individual to fill such director position by giving written notice to Dory Parent, and Dory Parent shall, within ten (10) days of such designation, take all necessary and desirable actions in order for such director position to be filled with such individual designated in writing pursuant to this Section 1(c). Notwithstanding anything to the contrary in this Agreement, the Business Combination Agreement or the Governing Documents of Dory Parent, subject to Section 1(d), neither the Dory Parent Board nor any other Person (other than Steiner Leisure pursuant to this Section 1(c)) may appoint, elect or designate any Person to fill any such director position described in the preceding sentence.

(d) If an individual designated by Steiner Leisure is not appointed, nominated or elected pursuant to Sections 1(a), 1(b) or 1(c) or this Section 1(d) because of such individual’s death, disability, disqualification or withdrawal as a designee or nominee or for any other reason, then Steiner Leisure shall be entitled to designate a replacement to fill such director position by giving written notice to Dory Parent, and Dory Parent will, within ten (10) days of such designation, take all necessary and desirable actions in order for such director position to be filled with such person designated in writing pursuant to this Section 1(d). Notwithstanding anything to the contrary in this Agreement, the Business Combination Agreement or the Governing Documents of Dory Parent, neither the Dory Parent Board nor any other Person (other than Steiner Leisure pursuant to this Section 1(d)) may appoint, elect or designate any Person to fill any such director position described in the preceding sentence.

(e) As promptly as reasonably practicable following the request of any Steiner Director, Dory Parent shall enter into an indemnification agreement with the Steiner Director, in the form entered into with the other members of the Dory Parent Board or, if not entered into by other members of the Dory Parent Board, a customary form. Dory Parent shall pay the reasonable, documented and out-of-pocket expenses incurred by the Steiner Director related to his or her service to Dory Parent, including attending meetings of the Dory Parent Board or any committee or sub-committee thereof (including, to the extent applicable, the Nominating Committee) or events attended on behalf of Dory Parent or any of its Subsidiaries at Dory Parent’s request.

(f) At any time the Steiner Director serves as a director of Dory Parent (provided that the Steiner Holders, in the aggregate, beneficially own 5.00% or more of the issued and outstanding Dory Parent Common Shares as of such time), Steiner Leisure shall have the right, but not the obligation, to designate such Steiner

Director to be appointed or nominated, as the case may be, to serve on the Compensation Committee, and Dory Parent will take all necessary and desirable actions so that such Steiner Director shall serve as a member of the Compensation Committee.

(g) For so long as the Steiner Director serves as a director of Dory Parent, Dory Parent shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any director designated pursuant to this Agreement as and to the extent consistent with applicable law, including but not limited to under the Governing Documents of Dory Parent (whether such right is contained in the Governing Documents of Dory Parent or another document) (except to the extent such amendment or alteration permits Dory Parent to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto)

(h) Subject to compliance with the listing standards of Nasdaq, the Steiner Director may, but does not need to, qualify as “independent” pursuant to the listing standards of Nasdaq; provided, however, that if such Steiner Director is appointed or nominated, as the case may be, to serve on the Compensation Committee, such Steiner Director shall qualify as “independent” pursuant to the listing standards of Nasdaq.

Section 2. Reserved.

Section 3. D&O Insurance. Dory Parent shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Dory Parent Board to be reasonable and customary and (ii) for so long as any director designated pursuant to the terms of this Agreement serves as a director of the Dory Parent Board, maintain such coverage with respect to such director; provided, that upon removal or resignation of such director for any reason, Dory Parent shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

Section 4. Definitions and Interpretation. As used herein, the following terms shall have the following meanings:

“beneficially own” has the meaning ascribed to it in Section 13(d) of the Exchange Act.

“Company Sale” means an acquisition by any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) of any Equity Securities (or beneficial ownership thereof), including rights or options to acquire such ownership, tender or exchange offer, merger, consolidation, amalgamation, scheme of arrangement, business combination, issuance, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with or involving Dory Parent or any of its Affiliates, in each case as a result of which such Person or “group” would beneficially own securities representing more than 50.00% of the Equity Securities (by voting power or economic rights, including upon exercise, exchange or conversion of any other security) of Dory Parent. For the avoidance of doubt, the transactions contemplated by the Business Combination Agreement shall not constitute a Company Sale.

“Equity Securities” means, as applicable, (a) any capital stock, membership interests or other share or equity capital, (b) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share or equity capital or containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share or equity capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share or equity capital or securities containing any profit participation features, (d) any share appreciation rights, phantom share rights or other similar rights, or (e) any Equity Securities issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Permitted Transferee’ means any Person to whom any Dory Parent Common Shares initially held by Steiner Leisure are transferred who, at the time of such transfer, is an Affiliate of such Person. Notwithstanding the foregoing, Steiner Leisure and its Permitted Transferees shall not make one or more transfers to one or more Permitted Transferees and then dispose of all or any portion of their interests in any such Permitted Transferee for the purpose or with the effect of circumventing the terms of this Agreement (in which case, such Permitted Transferee shall cease to constitute a Permitted Transferee).

“Steiner Director” means, collectively, the Initial Steiner Designee and any other individual elected or appointed to the Board that has been designated by Steiner Leisure pursuant to this Agreement.

“Steiner Holders” means, collectively, (a) Steiner Leisure and (b) any Permitted Transferee of Dory Parent Common Shares.

Section 5. Essential Consideration. The parties hereto acknowledge and agree that the rights and obligations of the parties hereunder, including under Sections 1 through 3, are given in consideration for the rights and obligations undertaken under the Business Combination Agreement and the Ancillary Documents, and without limiting the generality of the foregoing, constitute essential and integral consideration to the parties hereto for their execution or authorization of, as applicable, the Business Combination Agreement and the Ancillary Documents.

Section 6. Assignment; Benefit of Parties; Transfer. No party hereto may assign this Agreement or any of its rights or obligations hereunder and any assignment hereof will be null and void, except that Steiner Leisure and any of its permitted successors or assigns may assign, in whole or in part, this Agreement or its rights and obligations under this Agreement to any Permitted Transferee; provided, that any such assignee executes a joinder agreement (in form and substance reasonably satisfactory to Dory Parent) pursuant to which such assignee agrees to be bound by the terms hereof, provided, further, that only the holders of a majority of the Dory Parent Common Shares held by all such transferees, as determined in good faith by the Dory Parent, shall be entitled to take any action under this Agreement that the Steiner Holders are entitled to take. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein and, for the avoidance of doubt, any references to Steiner Leisure shall, as the context requires, refer to any permitted assignees of Steiner Leisure’s rights and/or obligations hereunder.

Section 7. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party hereto, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:

(a)	If to Steiner Leisure or, prior to the Closing, Dory Parent, to:

c/o Catterton Management Company Catterton Management Company L.L.C. 599 West Putnam Avenue Greenwich, CT 06830
Attention:	J. Michael Chu Marc Magliacano Dave McPherson
Facsimile:	(203) 629-4903
E-mail:	Michael.Chu@lcatterton.com Marc.Magliacano@lcatterton.com Dave.McPherson@lcatterton.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
Attention:	Joshua Kogan, P.C. Ryan Brissette
Facsimile:	(212) 446-6460
E-mail:	joshua.kogan@kirkland.com ryan.brissette@kirkland.com

(b)	If to HYAC or, after the Closing, Dory Parent, to:

c/o Haymaker Acquisition Corp.
650 Fifth Avenue, Floor 10
New York, NY 10019
Attn:	Christopher Bradley
Email:	cbradley@mistralequity.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor

New York, NY 10020

Attention:	Sidney Burke Richard Rubano
Facsimile:	(212) 335-4501
E-mail:	sidney.burke@dlapiper.com
richard.rubano@dlapiper.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9. Adjustments. If, and as often as, there are any changes in the Dory Parent Common Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Dory Parent Common Shares as so changed.

Section 10. No Strict Construction. Section 10.6 of the Business Combination Agreement is incorporated herein by reference, mutatis mutandis.

Section 11. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the parties hereto and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary in this Agreement, each Steiner Director shall be an express third-party beneficiary of the provisions set forth in Section 1(e) and Section 3.

Section 12. Further Assurances. Each of the parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 13. Expenses. Except as otherwise expressly set forth herein or in the Business Combination Agreement, each of the parties hereby agrees that each party shall bear any fees and expenses incurred by or on behalf of, or paid or payable by, such party as a result of or in connection with this Agreement and the transactions contemplated herein.

Section 14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 16. Jurisdiction; Venue; Waiver of Jury Trial.

(a) Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 16(a) or in such other manner as may be permitted by applicable Law, that such process may be served in the manner of giving notices in Section 8 and that nothing in this Section 16(a) shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any Order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final Order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

(b) THE PARTIES HERETO EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 17. Complete Agreement; Inconsistent Agreements. This Agreement, together with the Business Combination Agreement, the Dory Parent Governing Documents and the other Ancillary Documents, represent the complete agreement between the parties hereto as to all matters covered hereby, and supersede any prior agreements or understandings between the parties. In the event of any conflict between the terms of this Agreement and the Business Combination Agreement, the Dory Parent Governing Documents and/or the other Ancillary Documents, the terms of this Agreement shall govern and control.

Section 18. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 19. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against any party hereto unless such modification is approved in writing by such party. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 20. Termination. This Agreement shall terminate, and be of no further force and effect, upon the earliest to occur of: (a) the termination of the Business Combination Agreement in accordance with the terms thereof; (b) the consummation of a Company Sale; (c) mutual written consent of the parties hereto; and (d) Steiner Leisure beneficially owns less than 5.00% of the issued and outstanding Dory Parent Common Shares; provided, that Section 1(e), Section 1(g), Section 3 and Sections 4 through 20 (to the extent related to the foregoing) shall not terminate upon the occurrence of the event described in clause (d) and shall continue to be in full force and effect (notwithstanding clause (d)) until any the time at which the Steiner Director no longer serves as a director of Dory Parent.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

Dory Parent:

ONESPAWORLD HOLDINGS LIMITED

By:	/s/ Leonard Fluxman

Name:	Leonard Fluxman
Title:	President and CEO

HYAC:

HAYMAKER ACQUISITION CORP.

By:	/s/ Christopher Bradley

Name:	Christopher Bradley
Title:	CFO

Steiner Leisure:

STEINER LEISURE LIMITED

By:	/s/ Leonard Fluxman

Name:	Leonard Fluxman
Title:	President and CEO

[Signature Page to Director Designation Agreement]